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                                                                Exhibit 21.1



Subsidiaries of Anthony Crane Rental, L.P.


Wholly-owned Direct Subsidiaries

     Anthony Crane Sales & Leasing, L.P.

     Anthony Crane International, L.P.

     Anthony Crane Sales & Leasing Corporation

     Anthony International Equipment Services Corporation

     ACR/DUNN Acquisition, Inc.

     Carlisle Equipment Group, L.P.

     Carlisle G.P., L.L.C.

     Husky Crane, Inc.

     Anthony Crane Capital Corporation